Exhibit 4.19
CREDIT AGREEMENT
THIS AGREEMENT dated for reference December 17, 2009 is between:
IONIC CAPITAL CORP., a British Columbia corporation, having an office at Suite 1028, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, V6C 2B5
(the “Lender”)
AND:
NIMIN ENERGY CORP., an Alberta corporation, having an office at 1135 Eugenia Place, Suite C, Carpinteria, CA 93013
(“NiMin”)
AND:
LEGACY ENERGY, INC., a Delaware corporation, having an office at 1135 Eugenia Place, Suite C, Carpinteria, CA 93013
(the “Borrower”)
BACKGROUND
The Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender the aggregate principal amount of US $5,500,000 (the “U.S. Funds Portion”) and CDN $17,534,550 (the “Canadian Funds Portion”) on the terms and subject to the conditions of this Agreement.
AGREEMENTS
For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:
1.	Definitions. In this Agreement:
(a)	“Advance” means advance of the Facility hereunder;

(b)	“Borrower” shall mean Legacy Energy, Inc., a Delaware corporation, which is a wholly-owned subsidiary of NiMin.

(c)	“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in Calgary, Alberta;

(d)	“Canadian Funds Portion” has the meaning set forth in the “Background” paragraph above;

(e)	“Event of Default” has the meaning set forth in paragraph 14 below;

(f)	“Exchange” means the TSX Exchange;

(g)	“Facility” means the credit facility granted by the Lender to the Borrower pursuant to this Agreement and is comprised of the U.S. Funds Portion and the Canadian Funds Portion;

(h)	“Faulconer PSA” means that certain purchase and sale agreement dated November, 2009 between Vernon E. Faulconer, Inc. as agent for certain Affiliates (as defined therein), as seller and Borrower, as buyer.

(i)	“Interest Shares” has the meaning set forth in paragraph 5 below;

(j)	“Permitted Encumbrances” has the meaning set forth in Schedule “A” hereto;

(k)	“Subsidiaries” means, with respect to the Borrower or NiMin, respectively, any corporation of which at least a majority of the outstanding shares to which there is attached voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, shall at the relevant time be owned directly or indirectly by the Borrower or NiMin, as applicable, one or more Subsidiaries of the Borrower or NiMin, or any combination thereof, and “Subsidiary” shall mean any one of them;

(l)	“Term Sheet” means the Term Sheet for Credit Facility dated October 26, 2009 from the Lender and accepted by the Borrower and NiMin on October 26, 2009;

(m)	“U.S. Funds Portion” has the meaning set forth in the “Background” paragraph above;.
2.	Facility Advance. Subject to and upon the fulfilment of the conditions precedent contained in paragraph 8 of this Agreement, the Lender will advance the Facility to the Borrower or as the Borrower may otherwise direct.

3.	Use of Proceeds. The Borrower covenants and agrees with the Lender that the Facility proceeds will be used by the Borrower for payment of a portion of the purchase price in respect of the acquisition by Borrower of certain oil & gas properties pursuant to the Faulconer PSA, and for no other purpose whatsoever without the express written consent of the Lender.

4.	Term and Prepayment.
(a)	The principal amounts of the Advance, together with all accrued but unpaid interest, bonus and other costs or charges payable hereunder from time to time (collectively the “Outstanding Balance”), will be immediately due and payable by the Borrower to the Lender on the earlier of:
(i)	December 17, 2010;

(ii)	The date of any change of control of the NiMin (“control” being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); and

(iii)	the occurrence of an Event of Default (as defined in paragraph 14 hereof) and a demand for payment by the Lender pursuant to paragraph 15 below;
(b)	If after the Advance, the Borrower or NiMin sells or otherwise disposes of any assets outside of the ordinary course of business, the Borrower or NiMin, as the case may be, will pay or cause to be paid to the Lender all proceeds from such sale, disposition, net of reasonable costs, up to the full amount of the Outstanding Balance, to be applied on account of the Facility;

(c)	The Borrower may prepay the Facility in whole at any time before maturity, without notice, bonus or penalty;

(d)	The principal amount of the U.S. Funds Portion, together with all accrued but unpaid interest shall be paid by the Borrower to the Lender in U.S. funds and the principal amount of the Canadian Funds Portion, together with all accrued but unpaid interest shall be paid by the Borrower to the Lender in Canadian funds;

(e)	Upon repayments from Borrower to Lender, Lender shall be entitled to apply payments as to principal, interest or costs. In the event either of the U.S. Funds Portion or the Canadian Funds Portion of the loan is overpaid by Borrower, Lender shall have the discretion to apply any overpayment to the remaining portion of the loan, in Lender’s discretion.
5.	Interest. In consideration for the provision of the Facility by the Lender, the Borrower shall pay, or arrange to have paid, the following to the Lender on account of interest:
(a)	concurrently with the Advance, a one-time fixed amount payable in the form of 2,566,666 common shares in the capital of NiMin (the “Interest Shares”) issued at a deemed price of CDN $0.90, subject to a maximum hold period of four (4) months from the date of issuance under applicable securities laws and the rules and policies of the Exchange, registered in the name of the Lender or as the Lender may otherwise direct; and

(b)	Interest on the outstanding principal amount from time to time and any overdue interest from the date of the Advance at the rate of twelve percent (12%) per annum, calculated daily and compounded monthly (effective annual rate of 12.68%), and be payable by the Borrower to the Lender monthly on the last Business Day of every month, as well as after maturity, default and judgment.
6.	Structuring Fee. As consideration for the structuring and syndication by the Lender of the Facility, concurrently with the Advance and in respect thereof, the Borrower shall make a non-refundable cash payment to the Lender of US $120,000.

7.	Security. As security for the Facility, the Borrower and/or NiMin, as applicable, will:
(a)	execute and deliver to the Lender promissory notes from the Borrower, in the forms attached hereto as Schedule “B” (the “Notes”);

(b)	execute and deliver to the Lender, a fixed and floating charge debenture under which the Borrower will grant to the Lender, inter alia, a security interest in all of its present and after-acquired real and personal property, subject only to Permitted Encumbrances;

(c)	execute and deliver to the Lender a share pledge agreement, under which NiMin will pledge and grant to the Lender a first priority security interest in all of the shares of Borrower held by NiMin, representing all of the outstanding shares of Borrower;

(d)	execute and deliver to the Lender an environmental indemnity agreement in respect of the Borrower’s properties;

(e)	execute and deliver to the Lender a guarantee of NiMin, pursuant to which NiMin will guarantee the payment and performance of each and every obligation of the Borrower to the Lender hereunder;

(f)	execute and deliver to the Lender a Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production in respect of Borrower’s property in the State of Wyoming, including without limitation, all assets acquired or to be acquired by Borrower pursuant to the Faulconer PSA;

(g)	execute and deliver any and all other documentation deemed necessary by Lender to establish or protect Lender’s security interest in Borrower’s property in the State of Wyoming;

(h)	execute and deliver to the Lender a Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production in respect of Borrower’s property in the State of California;

(i)	execute and deliver any and all other documentation deemed necessary by Lender to establish or protect Lender’s security interest in Borrower’s property in the State of California;

(j)	execute and deliver to the Lender an Act of Mortgage, Pledge, Security Agreement, and Assignment of Production in respect of Borrower’s property in the State of Louisiana;

(k)	execute and deliver any and all other documentation deemed necessary by Lender to establish or protect Lender’s security interest in Borrower’s property in the State of Louisiana;

(l)	deliver financing statements pursuant to the UCC in respect of Borrower’s property in the United States of America; and

(m)	execute and deliver or cause to be executed and delivered, any other ancillary documentation that the Lender or its counsel may reasonably require, all in form and terms satisfactory to the Lender and its counsel (collectively, the “Security”).

8.	Conditions Precedent to Advance. As conditions precedent to the Advance of the applicable portion of the Facility by the Lender:
(a)	the Borrower and NiMin, as applicable, will have:
(i)	executed and delivered or caused to be executed and delivered all of the Security documents and other items referred to in paragraph 7 above and the documents, securities and instruments referred to therein, and the Lender will have completed all registrations and other filings that may be prudent or necessary to perfect the Lender’s security therein;

(ii)	received and provided the Lender with written evidence of the conditional acceptance of the Exchange to (i) the issuance of the Interest Shares, and (ii) the transaction contemplated herein;

(iii)	delivered a certified copy of the Borrower’s directors’ resolutions authorizing the borrowing of the Facility, the grant of the Security, as applicable, and the execution and delivery of this Agreement and all agreements, documents and instruments referred to herein, together with an officer’s certificate, certifying certain factual matters, in form and terms satisfactory to the Lender;

(iv)	delivered a certified copy of NiMin’s directors’ resolutions authorizing the guarantee of the Facility, the grant of the Security, as applicable, and the execution and deliver of all agreements, documents and instruments applicable thereto, together with an officer’s certificate, certifying certain factual matters, in form and terms satisfactory to the Lender;

(v)	caused to be executed and delivered legal opinions of counsel to the Borrower and NiMin, each in form and terms satisfactory to the Lender and its counsel;

(vi)	caused to be executed and delivered by all parties the intercreditor agreement;
(b)	the representations and warranties of the Borrower and NiMin contained in paragraphs 9 and 10 will be true and correct in all material respects and the Borrower and NiMin will have complied with all covenants required to be complied with by them under this Agreement and all other documents delivered hereunder, prior to the Advance by the Lender;

(c)	there shall have been no adverse material change in the business, operations, assets or ownership of the Borrower or NiMin since the date of the Term Sheet;

(d)	the Lender will have completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrower and NiMin and any properties and assets, including without limitation in respect of all environmental and general compliance matters, and will be satisfied in respect of all matters relating to the Faulconer PSA and the transactions related thereto, including without limitation in respect of the amount of the Borrower’s or NiMin’s contribution to the purchase price (which amount shall be no less than $5,000,000);

(e)	the Lender will have received the approval of the Lender’s board of directors;

(f)	the Lender will have made arrangements satisfactory to the Lender for the syndication of the Facility;

(g)	the Lender will be satisfied as to hedging arrangements made by the Borrower, provided that on or before December 31, 2009, Borrower shall hedge no less than 75% of the production guaranteed for the properties subject to the Faulconer PSA and that Lender is satisfied with the resulting cash flow needed for said hedge arrangement; and

(h)	the Lender will, in its sole and absolute discretion, be satisfied as to the creditworthiness of the Borrower and NiMin and the adequacy of the collateral security contemplated herein.
If any of the foregoing conditions precedent are not satisfied or waived by the Lender in writing as of the date first above written, this Agreement will terminate, the Lender will be under no further obligation to the Borrower in connection with the transaction contemplated herein and the Borrower will forthwith pay to the Lender all fees and expenses (including legal fees) on a full indemnity basis.
9.	Representations and Warranties of NiMin. NiMin represents and warrants to the Lender as follows:
(a)	NiMin exists as a corporation under the laws of the Province of Alberta and is in good standing with respect to the filing of annual reports and all other such requirements pursuant to the laws thereof;

(b)	NiMin has the corporate power and authority to (i) carry on its businesses as now being conducted and is licensed or registered or otherwise qualified in all jurisdictions where in the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property and (iii) enter into and perform its obligations under this Agreement and all other documents or instruments delivered hereunder;

(c)	this Agreement and all ancillary instruments or documents issued, executed and delivered hereunder by NiMin have been duly authorized by all necessary action of NiMin and each constitutes or will constitute a legal, valid and binding obligation of NiMin, enforceable against NiMin in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(d)	NiMin is not in breach of or in default under any material obligation in respect of borrowed money, and the execution and delivery of this Agreement and all ancillary instruments or documents issued and delivered hereunder or thereunder, and the performance of the terms hereof and thereof will not be, or result in, a violation or breach of, or default under, NiMin’s constating documents, any law, judgment, material agreement or instrument to which they are a party or may be bound;

(e)	neither the entering into of this Agreement nor of any of the Security to which it is a party by NiMin will constitute a breach or default under or in respect of any agreement to which NiMin is bound, and no consent, filing, authorization or approval is necessary under the terms of any such agreement to proceed with the transactions contemplated herein, including but not limited to the granting of the Security to which NiMin is a party;

(f)	the Security creates a valid charge, lien and security interest on the property and assets of NiMin which has been granted in accordance with the terms hereof with the priority ranking contemplated in paragraph 7 above;

(g)	except with respect to any such as have been disclosed to the Lender in writing, no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing, or to the best of NiMin’s knowledge are pending, against NiMin or any of its properties or assets or affecting any of its properties or assets which could have a material adverse effect on their respective business, properties or assets;

(h)	NiMin has made full disclosure to the Lender of all of its properties, business and assets and is the legal and beneficial owner of or has the right to acquire the interests in the properties, business and assets so disclosed, and any and all agreements pursuant to which NiMin holds or will hold any such interest in property, business or assets are in good standing in all material respects under the applicable statutes and regulations of the jurisdictions in which they are situated;

(i)	NiMin is the legal and beneficial owner of or has the right to acquire the interests in the properties, business and assets referred to in any information circulars,

prospectuses, annual information forms, offering memoranda, financial statements, material change reports and news releases filed with the Exchange and the securities regulatory authority or commission in each of the jurisdictions in which NiMin is a reporting issuer on or during the twelve (12) months preceding the date hereof, and any other disclosure materials provided to the Lender and its advisers in conjunction with this Agreement (collectively, the “Disclosure Record”), and any and all agreements pursuant to which NiMin holds any such interest in property, business or assets are in good standing in all material respects under the applicable statutes and regulations of the jurisdictions in which they are situated;

(j)	there has been no adverse material change (actual, contemplated or threatened) in the property, assets, business or operations of NiMin within the past twelve (12) months, except as may be disclosed in the Disclosure Record;

(k)	the Disclosure Record is complete and accurate in all material respects and omits no facts, the omission of which makes the Disclosure Record, or any particulars therein, misleading, misrepresentative or incorrect in any material respect;

(l)	the information provided to the Lender by NiMin in connection herewith is complete and accurate in all material respects and omits no facts, the omission of which makes such information, or any particulars therein, misleading, misrepresentative or incorrect in any material respect;

(m)	NiMin has conducted and is conducting its businesses in material compliance with all applicable laws, bylaws, rules and regulations of each jurisdiction in which its businesses are now carried on and hold all licenses, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its businesses to be carried on as now conducted or as proposed to be conducted, and all such licenses, registrations, permits, consents and qualifications are valid and subsisting and in good standing and NiMin has not received any notice of proceedings relating to the revocation or modification of any such licenses, registrations, permits, consents or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the condition of such businesses, operations, condition (financial or otherwise) or income of NiMin;

(n)	no order ceasing or suspending trading in securities of NiMin or prohibiting the sale or trading of securities by NiMin has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened;

(o)	neither Canada Revenue Agency nor any other taxation authority has asserted or, to the best of NiMin’s knowledge, has threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of NiMin filed for any year which would have a material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of NiMin;

(p)	NiMin is not a party to any material contract other than as disclosed in the Disclosure Record;

(q)	as at the date of this Agreement, except as disclosed in the Disclosure Record, no holder of outstanding shares in the capital of NiMin will be entitled to any pre-emptive or any similar rights to subscribe for any of the shares in the capital of NiMin or other securities of NiMin, and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of NiMin are outstanding and NiMin, as the sole owner of Borrower, shall receive valuable consideration from the granting of the Facility from Lender to Borrower;

(r)	as at the date of this Agreement, except as disclosed in writing to the Lender, no holder of outstanding shares in the capital of NiMin will be entitled to any pre-emptive or any similar rights to subscribe for any of the shares in the capital of NiMin or other securities of NiMin, and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of NiMin are outstanding;

(s)	NiMin has no direct or indirect subsidiary corporations other than Borrower;

(t)	except as disclosed to the Lender in writing prior to the date of this Agreement, NiMin owns its business, operations and assets, and holds good title thereto, free and clear of all liens, claims or encumbrances whatsoever, except for Permitted Encumbrances;

(u)	after giving effect to the transactions contemplated in this Agreement, NiMin is generally able to pay its debts as they come due; and

(v)	the chief executive office, principal place of business and place where NiMin keeps its books and records is located at 1135 Eugenia Place, Suite C, Carpinteria, CA 93013.
10.	Representations and Warranties of Borrower. Borrower represents and warrants to the Lender as follows:
(a)	Borrower exists as a corporation under the laws of the State of Delaware and is in good standing with respect to the filing of annual reports and all other such requirements pursuant to the laws thereof;

(b)	Borrower has the corporate power and authority to (i) carry on its businesses as now being conducted and is licensed or registered or otherwise qualified in all jurisdictions where in the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property and (iii) enter into and perform its obligations under this Agreement and all other documents or instruments delivered hereunder;

(c)	this Agreement and all ancillary instruments or documents issued, executed and delivered hereunder by Borrower have been duly authorized by all necessary action of Borrower and each constitutes or will constitute a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(d)	Borrower is not in breach of or in default under any material obligation in respect of borrowed money, and the execution and delivery of this Agreement and all ancillary instruments or documents issued and delivered hereunder or thereunder, and the performance of the terms hereof and thereof will not be, or result in, a violation or breach of, or default under, Borrower’s constating documents, any law, judgment, material agreement or instrument to which they are a party or may be bound;

(e)	neither the entering into of this Agreement nor of any of the Security to which it is a party by Borrower will constitute a breach or default under or in respect of any agreement to which Borrower is bound, and no consent, filing, authorization or approval is necessary under the terms of any such agreement to proceed with the transactions contemplated herein, including but not limited to the granting of the Security to which Borrower is a party;

(f)	except with respect to any such as have been disclosed to the Lender in writing, no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing, or to the best of Borrower’s knowledge are pending, against Borrower or any of its properties or assets or affecting any of their respective properties or assets which could have a material adverse effect on their respective business, properties or assets;

(g)	there has been no material adverse change (actual, contemplated or threatened) in the property, assets, business or operations of Borrower within the past twelve (12) months;

(h)	the information provided to the Lender by Borrower in connection herewith is complete and accurate in all material respects and omits no facts, the omission of which makes such information, or any particulars therein, misleading, misrepresentative or incorrect in any material respect;

(i)	Borrower has conducted and is conducting its businesses in material compliance with all applicable laws, bylaws, rules and regulations of each jurisdiction in which its businesses are now carried on and hold all licenses, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its businesses to be carried on as now conducted or as proposed to be conducted, and all such licenses, registrations, permits, consents and qualifications are valid and subsisting and in good standing and Borrower has not received any notice of proceedings relating to the revocation or modification of any such licenses, registrations, permits, consents or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the condition of such businesses, operations, condition (financial or otherwise) or income of Borrower;

(j)	neither the Internal Revenue Service nor any other taxation authority has asserted or, to the best of Borrower’s knowledge, has threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of Borrower filed for any year which would have material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of Borrower;

(k)	Borrower is not a party to any material contract other than as disclosed to the Lender in writing;

(l)	Borrower has no direct or indirect subsidiary corporations;

(m)	except as disclosed to the Lender in writing prior to the date of this Agreement, Borrower owns its business, operations and assets, and holds good title thereto, free and clear of all liens, claims or encumbrances whatsoever, except for Permitted Encumbrances;

(n)	all factual information previously or contemporaneously furnished to the Lender by or on behalf of Borrower for purposes of or in connection with this Agreement or any transaction contemplated hereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading;

(o)	after giving effect to the transactions contemplated in this Agreement, Borrower is generally able to pay its debts as they come due;

(p)	the chief executive office, principal place of business and place where Borrower keeps its books and records is located at 1135 Eugenia Place, Suite C, Carpinteria, CA 93013;

(q)	Borrower is a wholly owned subsidiary of NiMin and shall receive the benefit of the Facility.
11.	Representations and Warranties of the Lender. The Lender represents and warrants to the Borrower as follows:
(a)	the Lender is an “accredited investor”, as such term is defined in National Instrument 45-106 entitled “Prospectus and Registration Exemptions” (NI 45-106) promulgated under the securities legislation of the provinces of British Columbia and Alberta by virtue of the fact that the Lender is a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors; and

(b)	the Lender was not created and is not being used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106.
12.	Positive Covenants. Each of the Borrower and NiMin covenant and agree (unless such covenant is restricted below to NiMin, in which case NiMin covenants and agrees) that so long as any obligations will be outstanding under this Agreement, it shall:
(a)	at all times maintain its corporate existence;

(b)	duly perform its obligations under this Agreement and all other agreements and instruments executed and delivered hereunder or thereunder;

(c)	promptly pay when due all agency or finders’ fees payable in connection with the Facility or this Agreement and indemnify and save harmless the Lender from all claims in respect of any such fees;

(d)	carry on and conduct its business in a proper business-like manner in accordance with good business practice and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles in its jurisdiction;

(e)	at all times comply with all applicable laws, except such voluntary non-compliance as shall, in its good faith business judgment, not have a material adverse effect on the business of the Borrower or NiMin, taken as a whole;

(f)	at all times maintain any material contracts in good standing and fulfill all obligations thereunder, and immediately notify the Lender of any facts or circumstances which may arise which could constitute a default thereunder and give rise to a right of termination under either such agreement, and take all commercially reasonable steps as may be prudent or necessary to rectify or cure any such default;

(g)	provide the Lender with not less than thirty (30) days notice of the expiry or termination of any material options, rights or other benefits held by or available to the Borrower or NiMin;

(h)	pay and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claims upon any such properties or assets, provided however that the Borrower and NiMin shall not be required to pay any such tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or NiMin, as applicable, shall have set aside on its books the reserve the extent required by generally accepted accounting principles in an amount which is reasonably adequate with respect thereto;

(i)	in respect of NiMin only, furnish to the Lender quarterly and annual financial statements filed on SEDAR by NiMin within 3 Business Days of such filings;

(j)	furnish to the Lender no later than 15 days following the end of each month, and in respect of such month, a report in form and substance satisfactory to the Lender including the following information with respect to the Borrower and NiMin:
(i)	field estimates of net oil and gas sales along with detailed explanations in respect of month to month variances;

(ii)	the average price of oil and gas received at the wellhead;

(iii)	any and all wells that were shut-in during that month, along with detailed explanations citing the reasons therefore and indicating the future potential of such wells;

(iv)	any and all new wells and any and all existing wells with new zone on production and including details of the net oil and gas sales in respect of such wells;

(v)	details showing the trend of operating costs on both a cash and basis and accrual basis;

(vi)	detailed breakdowns of capital expenditures, including a comparison of actual expenditures to budgeted expenditures; and

(vii)	estimates of reserve additions in respect of that month;
(k)	furnish to the Lender financial summaries in form and substance satisfactory to the Lender, promptly upon request by the Lender;

(l)	upon the closing of any equity or debt financing, pay or cause to be paid to the Lender all proceeds from such financing, net of reasonable costs, up to the full amount of the Outstanding Balance;

(m)	promptly furnish and give to the Lender such other information with respect to the Borrower or NiMin as the Lender may reasonably request from time to time during the term of this Agreement;

(n)	furnish and give to the Lender (if such is the case) notice that an Event of Default has occurred and, if applicable, is continuing or notice in respect of any event which would constitute an Event of Default hereunder and specifying the nature of same;

(o)	in respect of NiMin, raise additional equity of not less than CDN $10,000,000, including exercise of options or warrants, on or prior to June 30, 2010, on terms and conditions satisfactory to the lender, failing which, arrangements satisfactory to the Lender shall be made pursuant to which, inter alia, all of NiMin’s revenue shall be deposited directly into a blocked account from which NiMin shall be permitted to withdraw no more than 25% of such amount, after all other monies are swept from the account and paid directly to the Lender on account of principal and interest in respect of the Outstanding Balance;

(p)	perform and do all such acts and things as are necessary to perfect and maintain the security provided to the Lender pursuant to this Agreement.
13.	Negative Covenants of the Borrower and NiMin. Each of the Borrower and NiMin covenants and agrees with the Lender that, while any obligations remain outstanding hereunder, neither the Borrower nor NiMin will, without first obtaining the written consent of the Lender:
(a)	make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance over any assets of the Borrower or NiMin, other than Permitted Encumbrances or any other such contemplated hereby;

(b)	change the name of the Borrower or NiMin;

(c)	allot and issue any new shares of Borrower or NiMin, other than any such contemplated hereunder, declare or provide for any dividends or other payments based on share capital;

(d)	redeem or purchase any of its shares;

(e)	make or permit any sale or transfer of or disposition of any part of its business, assets or undertaking outside of the ordinary course of business;

(f)	save and except for purchase money security interests and equipment leases entered into in the ordinary course of business, borrow money from any person other than the Lender;

(g)	pay out or permit the payment out of any shareholders loans or other indebtedness to non-arm’s length parties; or

(h)	guarantee or permit the guarantee of the obligations of any other person, directly or indirectly, except in favour of the Lender.
14.	Events of Default. Each and every of the events set forth in this paragraph will be an event of default (“Event of Default”):

(a)	if the Borrower fails to make any payment of principal or interest when due hereunder, and such failure continues for two (2) Business Days;

(b)	if the Borrower or NiMin defaults in observing or performing any material term, covenant or condition of this Agreement, the Security or any other collateral document delivered hereunder or in connection with the Facility, other than the payment of monies as provided for in subparagraph (a) hereof, on its part to be observed or performed and such failure continues for five (5) Business Days;

(c)	if any of the Borrower’s or NiMin’s representations, warranties or other statements in this Agreement or any other collateral document delivered hereunder or in connection with the Facility were at the time given false or misleading in any material respect;

(d)	if the Borrower or NiMin is in default (after the expiry of any cure period related thereto), in any material respect, in respect of observing or performing any term, covenant or condition of any material debt instrument or material debt obligation by which it is bound;

(e)	if the Borrower or NiMin permits any sum, in excess of $100,000, which has been admitted as due by it, or is not disputed to be due by it, and which forms or is capable of being made a charge upon any of its assets or undertaking to remain unpaid or not challenged for thirty (30) days after proceedings have been taken to enforce the same;

(f)	if the Borrower or NiMin ceases or threatens to cease to carry on business;

(g)	if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of the Borrower or NiMin, or any successor thereof, or if the Borrower’s common shares are suspended or de-listed from trading on any stock exchange;

(h)	if, in the reasonable opinion of the Lender, a material adverse change occurs in the financial condition of the Borrower or NiMin;

(i)	if the Lender in good faith and on commercially reasonable grounds believes that the ability of the Borrower to pay any of the Outstanding Balance to the Lender, or the ability or the Borrower or NiMin to perform any of the covenants contained in this Agreement or any other collateral agreement or other document is impaired or any security granted by the Borrower or NiMin to the Lender is or is about to be impaired or in jeopardy;

(j)	if the Borrower or NiMin petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(k)	if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against the Borrower or NiMin which is not opposed by the Borrower or NiMin in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding.
15.	Effect of Event of Default. If any one or more of the Events of Default occur or occurs and is or are continuing, the Lender may without limitation in respect of any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder.

16.	Lender’s Legal Fees. The Borrower will pay for the Lender’s reasonable legal fees and other costs, charges and expenses (including due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the security hereunder, as may be required by the Lender to complete this transaction on a full indemnity basis. Any amounts will be payable upon presentment of an invoice. If not paid within thirty (30) days of presentment of an invoice, such amount will be added to and form part of the principal amount of the Facility and shall accrue interest from such date as if it had been advanced by the Lender to the Borrower hereunder.

17.	Indemnity. Each of the Borrower and NiMin agrees to indemnify and save harmless the Lender and each of its directors, officers, employees and agents from and against all liabilities, claims, losses, damages and reasonable costs and expenses in any way caused by or arising directly or indirectly from or in consequence of the occurrence of any Event of Default under this Agreement, except in respect of any such caused by the gross negligence, fraud or wilful misconduct of the Lender.

18.	Further Assurances. Each of the Borrower and NiMin will from time to time, whether before or after the occurrence of an Event of Default, do all such acts and things and execute and deliver all such documents, deeds, transfers, assignments and instruments as the Lender may require for perfecting the Security granted or to be granted pursuant to this Agreement. Each of the Borrower and NiMin covenants and agrees with the Lender to discharge or cause to be discharged forthwith any encumbrances which may rank equal or in priority to the Lender’s Security referred to herein, except any such as are expressly stated herein to be permissible. The Borrower covenants and agrees to take all steps and proceedings as may be necessary to give effect to this Agreement.

19.	Notices. In this Agreement:
(a)	any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand or transmitted by facsimile transmission to each party set out below:
(i)	if to the Lender:

Ionic Capital Corp. Suite 1028, Bentall 5 550 Burrard Street Vancouver, BC V6C 3P1

Attention: Michael Atkinson Fax No: (604) 681-4692

(ii)	if to NiMin: NiMin Energy Corp. 1135 Eugenia Place, Suite C Carpinteria, CA 93013

Attention: Clancy Cottman Fax No: (805) 566-1917

(iii)	if to the Borrower: Legacy Energy, Inc. 1135 Eugenia Place, Suite C Carpinteria, CA 93013

Attention: Clancy Cottman Fax No: (805) 566-1917
or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b)	notice or communication will be considered to have been received:
(i)	if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day; or

(ii)	if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day.

20.	Assignment. Each of the Borrower and NiMin acknowledges and agrees that the Lender may assign all or part of the Facility, this Agreement and all collateral agreements, documents or instruments delivered hereunder to one or more assignees, free from any right of set-off or counterclaim or equity, subject only to the Lender’s notification of such assignment or assignments being given in writing to the Borrower. Neither the Borrower nor NiMin may assign their respective rights and obligations pursuant to this agreement without the prior written consent of the Lender.

21.	Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees to make all payments of interest, principal and structuring fees due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Facility as set out in such written notice and direction, absent which all such payments may be made to the Lender.

22.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

23.	Waivers. No failure or delay on the Lender’s part in exercising any power or right hereunder will operate as a waiver thereof.

24.	Remedies are Cumulative. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

25.	Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

26.	Criminal Code Compliance. In this paragraph the terms “interest”, “criminal rate” and “credit advanced” have the meanings ascribed to them in Section 347 of the Criminal Code (Canada) as amended from time to time. Each of the Borrower, NiMin and the Lender agree that, notwithstanding any agreement to the contrary, no interest on the Facility or the credit advanced by the Lender under this Agreement will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:
(a)	the elements of return which fall within the term “interest” will be reduced to the extent necessary to eliminate such excess;

(b)	any remaining excess that has been paid will be credited towards prepayment of the Facility; and

(c)	any overpayment that may remain after such crediting will be returned forthwith to the Borrower upon demand, and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lender will perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the parties. This Agreement, the Notes and all related agreements and documents will automatically be modified to reflect such modifications without the necessity of any further act or deed of the Borrower and the Lender to give effect to them.

27.	Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

28.	Governing Laws. Except as otherwise provided in the documents attached hereto, this Agreement will be governed by and interpreted in accordance with the laws of the Province of Alberta, Canada applicable therein. Each of the Borrower and NiMin submits to the non-exclusive jurisdiction of the Courts of the Province of Alberta and agrees to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate. Any Security granted in connection herewith will be governed in accordance with the laws of the jurisdiction wherein the collateral granted pursuant to such Security is located.

29.	Amendment. This Agreement supersedes the Term Sheet and all prior agreements and discussions between the parties with respect to the subject matter set forth herein. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

30.	Schedules. All Schedules attached hereto will be deemed fully a part of this Agreement.

31.	Canadian Funds. All dollar amounts referred to in this agreement are in Canadian funds unless otherwise specified.

32.	Judgment Currency. If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the jurisdiction giving such judgment (the “Judgment Currency”) an amount due under any Note in any other currency (the “Original Currency”), then the date on which the rate of exchange for conversion is selected by that court is referred to herein as the “Conversion Date”. If there is a change in the rate of exchange between the Judgment Currency and the Original Currency between the Conversion Date and the actual receipt by the Lender of the amount due to it under such Note or under such judgment, the Borrower shall, notwithstanding such judgment, pay all such additional amounts as may be necessary to ensure that the amount received by the Lender in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the Original Currency. The Borrower’s liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement or payment of sums due under this Agreement.

33.	Withholding Taxes Generally
(a)	No Withholding; Gross-Up Requirement. Each payment required to be made by the Borrower under each of the Notes shall be made without set-off or counterclaim, free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes, except to the extent such deduction or withholding is required by any Applicable Law, as modified by the administrative practice of any relevant governmental authority, then in effect. To the extent and each time the Borrower is so required to deduct or withhold Indemnified Taxes from or in respect of any such payment to or for the account of the Lender, then the Borrower will:
(1)	promptly notify the Lender of such requirement;

(2)	pay to the relevant governmental authority when due the full amount required to be deducted or withheld (including the full amount of Indemnified Taxes required to be deducted or withheld from any additional amount paid by the Borrower to or for the account of the Lender under this Subsection 33(a));

(3)	promptly forward to the Lender an official receipt (or a certified copy), or other documentation reasonably acceptable to the Lender, evidencing such payment to such governmental authority; and

(4)	forthwith pay to the Lender, in addition to the payment to which the Lender is otherwise entitled under such Loan Document, such additional amount as is necessary to ensure that the net amount actually received by the Lender (free and clear of, and net of, any such Indemnified Taxes, including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Borrower under this Subsection (a), whether assessed against the Borrower or the Lender) will equal the full amount the Lender would have received had no such deduction or withholding been required.
(b)	Indemnity. If the Borrower fails to pay to the relevant governmental authority when due any Indemnified Taxes that it was required to deduct or withhold under Subsection (a) in respect of any payment to or for the benefit of the Lender under any Loan Document, or fails to promptly furnish the Lender with the documentation referred to in Subsection 33(a)(3), the Borrower shall forthwith on demand indemnify the Lender on a full indemnity after-Taxes basis from and against the full amount of any Taxes (including interest and penalties), losses and expenses which the Lender may suffer or incur as a result of such failure.

(c)	Indemnity for Additional Income Tax. The Borrower shall also indemnify the Lender on a full indemnity after-Tax basis, for any additional Taxes on net income that the Lender may be obliged to pay as a result of the payment of additional amounts under this Section 33.
“Indemnified Taxes” means Taxes that are not Excluded Taxes.

“Tax” or “Taxes” means all taxes of any kind or nature whatsoever, including income taxes, capital taxes, levies, imposts, transfer taxes, stamp taxes, documentary taxes, royalties, duties, charges to taxes, value added taxes, goods and services taxes, sales taxes, business transfer taxes, excise taxes, property taxes, and all fees, deductions, withholdings and charges, imposed, levied, collected, withheld or assessed by any authority of or within any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

34.	Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.
TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

IONIC CAPITAL CORP.
Per:
/s/ Brian E. Bayley
Authorized Signatory

Per:
/s/ A. Murray Sinclair
Authorized Signatory

NIMIN ENERGY CORP.
Per:
/s/ Earl Sven Hagen
Authorized Signatory

Per:
/s/ Jonathan S. Wimbish
Authorized Signatory

LEGACY ENERGY, INC.
Per:
/s/ Earl Sven Hagen
Authorized Signatory

Per:
/s/ Jonathan S. Wimbish
Authorized Signatory

SCHEDULE “A”
PERMITTED ENCUMBRANCES
1.	undetermined or inchoate liens arising in the ordinary course of and incidental to construction or current operations which have not been filed pursuant to law against the Borrower or NiMin or in respect of which no steps or proceedings to enforce such lien have been initiated or which relate to obligations which are not yet due or delinquent;

2.	liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the joint operation of oil and gas properties or related production or processing facilities as security in favour of any other person conducting the development or operation of the property to which such liens relate, for the portion of the costs and expenses of such development or operation of the Borrower or NiMin, provided such costs or expenses are not due or delinquent;

3.	easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by the Borrower or NiMin (including, without limitation, rights-of-way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, do not materially detract from the value of such land or materially impair its use in the operation of the business of the Borrower or NiMin;

4.	any lien or trust arising in connection with worker’s compensation, employment insurance, pension and employment laws or which relate to obligations which are not due or delinquent;

5.	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit acquired by the Borrower or NiMin, or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof, but only to the extent that such right has not been exercised and no proceedings or other steps have been taken to exercise such rights;

6.	all reservations in the original grant from the government of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

7.	public statutory and similar liens arising by operation of law or which relate to obligations which are not due or delinquent;

8.	all agreements pursuant to which the Borrower or NiMin, as applicable, has agreed to (or is committed to) sell, for fair market value, petroleum, natural gas and/or related hydrocarbons from any petroleum, natural gas or related hydrocarbon property to an arm’s length purchaser and in the ordinary course of its business;

2

9.	any lien arising in the ordinary course of business on any oil and gas interest or right or the production therefrom as security in favour of any other person who is conducting the development or operation of the property to which such oil and gas interest or right relates for the Borrower’s or NiMin’s portion of the costs and expenses of such development or operation;

10.	any interest of a third party under any pooling unit, development, farmout or operating agreement, entered into the ordinary course of business affecting oil and gas interests or rights forming part of the property which is the subject matter of the mortgaged property;

11.	minor defects in title not materially adversely affecting any petroleum, natural gas or related hydrocarbon property;

12.	overriding royalty interests, farmouts, net profit interests, reversionary interests, carried interests and lessor royalties or other similar burdens on production in respect of the Borrower’s or NiMin’s oil and gas properties that are entered into with or granted to arm’s length third parties in the ordinary course of business and in accordance with sound oil and gas industry practice;

13.	“purchase money security interests” as such term is defined by the Personal Property Security Act (Alberta) which are not otherwise prohibited or restricted by any other agreement made between the Borrower or NiMin, as applicable, and the Lender and which liens charge only the asset subject to the applicable purchase money security interest;

14.	any lien in the nature of a capitalized lease obligation made in the ordinary course of business;

15.	any claim or encumbrance which is disclosed by the Borrower or NiMin, as applicable to the Lender and which is consented to in writing;

16.	liens for taxes, assessments or governmental charges not due or delinquent or the validity of which the Borrower or NiMin, as applicable, shall be contesting in good faith and in respect of which such contest will involve no risk of forfeiture of any material property, assets or undertaking; and

17.	to the extent a security interest is created thereby, equipment leases made in the ordinary course of business.

SCHEDULE “B”
[See Attached Notes]

PROMISSORY NOTE
Principal Amount: US $5,500,000
For value received, LEGACY ENERGY, INC. (the “Borrower”) hereby promises to pay to the order of IONIC CAPITAL CORP. (the “Lender”) the principal sum of Five Million Five Hundred Thousand United States Dollars (US $5,500,000) on the earlier of:
(a)	December 17, 2010;

(b)	The date of any change of control of the Borrower (“control” being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); and

(c)	the occurrence of an Event of Default (as defined in the Credit Agreement between the Borrower and the Lender dated for reference December 17, 2009, as may be amended from time to time), together with interest accruing on the outstanding principal amount from the date hereof at a rate of TWELVE PERCENT (12%) per annum, compounded monthly (effective rate of 12.68% per annum), before and after each of maturity, default and judgment, payable monthly on the last Business Day of every month. All payments under this promissory note will be made by certified cheque, bank draft or wire transfer (pursuant to wire transfer instructions provided by the Lender from time to time) and delivered to the Lender at office at Suite 1028, 550 Burrard Street, Vancouver, British Columbia V6C 2B5.
The undersigned is entitled to prepay this promissory note, in whole or in part, without penalty, provided that such prepayment is made on the last Business Day of a calendar month and the Borrower has provided not less than ten (10) business days’ prior notice of its intention to prepay the Facility. The undersigned waives demand and presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour. This promissory note will be governed by and construed in accordance with the laws of Alberta and the federal laws of Canada applicable therein. In this promissory note, “Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in Alberta.
Dated: _________________

LEGACY ENERGY, INC. Per:

Name:
Title:

PROMISSORY NOTE
Principal Amount: CDN $17,534,550
For value received, LEGACY ENERGY, INC. (the “Borrower”) hereby promises to pay to the order of IONIC CAPITAL CORP. (the “Lender”) the principal sum of Seventeen Million Five Hundred Thirty-Four Thousand Five Hundred Fifty Canadian Dollars (CDN $17,534,550) on the earlier of:
(d)	December 17, 2010;

(e)	The date of any change of control of the Borrower (“control” being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); and

(f)	the occurrence of an Event of Default (as defined in the Credit Agreement between the Borrower and the Lender dated for reference December 17, 2009, as may be amended from time to time), together with interest accruing on the outstanding principal amount from the date hereof at a rate of TWELVE PERCENT (12%) per annum, compounded monthly (effective rate of 12.68% per annum), before and after each of maturity, default and judgment, payable monthly on the last Business Day of every month. All payments under this promissory note will be made by certified cheque, bank draft or wire transfer (pursuant to wire transfer instructions provided by the Lender from time to time) and delivered to the Lender at office at Suite 1028, 550 Burrard Street, Vancouver, British Columbia V6C 2B5.
The undersigned is entitled to prepay this promissory note, in whole or in part, without penalty, provided that such prepayment is made on the last Business Day of a calendar month and the Borrower has provided not less than ten (10) business days’ prior notice of its intention to prepay the Facility. The undersigned waives demand and presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour. This promissory note will be governed by and construed in accordance with the laws of Alberta and the federal laws of Canada applicable therein. In this promissory note, “Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in Alberta.
Dated: _______________

LEGACY ENERGY, INC. Per:

Name:
Title: